Exhibit 99.1

HomeStreet, Inc. and Simplicity Bancorp Merger
Scheduled for March 1, 2015

SEATTLE—February 27, 2015—HomeStreet, Inc. (NASDAQ:HMST) (“HomeStreet”) today announced that its merger with Simplicity Bancorp and the merger of HomeStreet’s subsidiary, HomeStreet Bank, with Simplicity Bank is scheduled for completion on March 1, 2015. The combined company will operate as HomeStreet, Inc. and conduct banking operations as HomeStreet Bank. Post-merger, HomeStreet expects to have approximately $4.4 billion in assets, $2.8 billion in loans and $3.1 billion in deposits and a network of 99 deposit branches and lending centers.

Under the terms of the 100% stock agreement, Simplicity stockholders will receive one share of HomeStreet common stock for each share owned of Simplicity common stock.

“This merger represents a significant expansion of HomeStreet’s commercial and consumer banking activities in Southern California,” said HomeStreet CEO Mark K. Mason.” We are looking forward to servicing Simplicity customers, including current and former employees of Kaiser Permanente, with a substantially expanded menu of products and services. We will work diligently toward a smooth transition and uninterrupted, high quality service to customers, and to extend our strong corporate citizenship program to the communities served by our new branches.”

MJ Capital Partners, LLC served as financial advisors and Davis Wright Tremaine LLP served as legal advisors to HomeStreet, Inc. Keefe, Bruyette & Woods, Inc. served as financial advisors and Luse Gorman Pomerenk & Schick, PC served as legal advisors to Simplicity Bancorp, Inc.

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Forward-Looking Statements
This press release contains forward-looking statements concerning HomeStreet, Inc. and HomeStreet Bank, and their operations, performance, financial conditions and likelihood of success. All statements other than statements of historical fact are forward-looking statements. In particular, statements about the successful transition of Simplicity Bank operations and products and services that may be offered to former Simplicity Bank customers, as well as statements that anticipate these events, are forward looking in nature. Forward-looking statements are based on many beliefs, assumptions, estimates and expectations of our future performance, taking into account information currently available to us. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond HomeStreet’s control. Forward-looking statements speak only as of the date made, and we do not undertake to update them to reflect changes or events that occur after that date.

About HomeStreet, Inc.
HomeStreet, Inc. (NASDAQ:HMST) is a diversified financial services company headquartered in Seattle, Washington, and the holding company for HomeStreet Bank, a state-chartered, FDIC-insured savings bank. HomeStreet Bank offers consumer and business banking, mortgage lending, commercial real estate and residential construction financing, private banking, investment and insurance products and services in the Western United States and Hawaii. Certain information about our business can be found on our investor relations web site, located at http://ir.homestreet.com.

HomeStreet, Inc.
Terri Silver, 206-389-6303
VP, Investor Relations & Corporate Communications
terri.silver@homestreet.com
http://ir.homestreet.com